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                                                                   Exhibit 10.22

                           AMERICA SERVICE GROUP INC.

                 AMENDED AND RESTATED 1999 INCENTIVE STOCK PLAN

                           NON-INCENTIVE STOCK OPTION

                               OPTION CERTIFICATE

America Service Group Inc. ("ASG"), a Delaware corporation, in accordance with the America Service Group Inc. Amended and Restated 1999 Incentive Stock Plan, hereby grants an Option to _______________, who shall be referred to as "Employee," to purchase from ASG ________ shares of Stock at an Option Price per share equal to $________, which grant shall be subject to all of the terms and conditions set forth in this Option Certificate and in the Plan. This grant has been made as of _____________, 20___, which shall be referred to as the "Grant Date." This Option is not intended to satisfy the requirements of Section 422 of the Code and thus shall be a Non-ISO as that term is defined in the Plan.

                            AMERICA SERVICE GROUP INC.

                            By:___________________________________________


Acknowledged:               EMPLOYEE

                            _______________________________________________

                            Date:__________________________________________

                              TERMS AND CONDITIONS

      Section 1. Plan. This Option grant is subject to all the terms and conditions set forth in the Plan and this Option Certificate, and all the terms in this Option Certificate which begin with a capital letter are either defined in this Option Certificate or in the Plan. If a determination is made that any term or condition set forth in this Option Certificate is inconsistent with the Plan, the Plan

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shall control. A copy of the Plan will be made available to Employee upon written request to the Committee.

      Section 2. Vesting and Option Expiration.

      (a) General Rule. Subject to Section 2(b) and Section 2(c), Employee's right under this Option Certificate to exercise this Option shall vest with respect to:

            (1) one-third of the non-vested shares of Stock which are subject to this Option on the first anniversary of the Grant Date provided he or she remains continuously employed by ASG through the first anniversary of the Grant Date,

            (2) one-third of the non-vested shares of Stock which remain subject to this Option on the second anniversary of the Grant Date provided he or she remains continuously employed by ASG through the second anniversary of the Grant Date, and

            (3) the remaining non-vested shares of Stock which are subject to this Option on the third anniversary of the Grant Date provided he or she remains continuously employed by ASG through the third anniversary of the Grant Date.

      (b)   Option Expiration Rules.

            (1) Non-Vested Shares. If Employee's employment with ASG terminates for any reason whatsoever, including death, disability (as determined under ASG's long-term disability plan) or retirement, while there are any non-vested shares of Stock subject to this Option under Section 2(a), this Option immediately upon such termination of employment shall expire and shall have no further force or effect and be null and void with respect to such non-vested shares of Stock.

            (2) Vested Shares. Employee's right to exercise all or any part of this Option which has vested under Section 2(a) shall expire no later than the tenth anniversary of the Grant Date. However, if Employee's employment with ASG terminates before the tenth anniversary of the Grant Date, Employee's right to exercise this Option which has vested under Section 2(a) shall expire and shall have no further force or effect and shall be null and void

                  (A) on the date his or her employment terminates if his or her

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                        employment terminates for cause (as determined by the
                        Committee),

                  (B) on the first anniversary of the date his or her employment terminates if his or her employment terminates as a result of his or her death or disability (as determined under ASG's long-term disability plan), or

                  (C) at the end of the 90-day period which starts on the date his or her employment terminates if his or her employment terminates other than (1) for cause (as determined by the Committee) or (2) as a result of his or her death or disability (as determined under ASG's long-term disability plan).

      (c)   Special Rules.

            (1) Change in Control. If there is a Change in Control of ASG, this Option shall be subject to the provisions of Section 14 of the Plan with respect to such Change in Control.

            (2) Affiliates. For purposes of this Option Certificate, any reference to ASG shall include any Affiliate, Parent or Subsidiary of ASG, and a transfer of employment between ASG and any Affiliate, Parent or Subsidiary of ASG or between any Affiliate, Parent or Subsidiary of ASG shall not be treated as a termination of employment under the Plan or this Option Certificate.

            (3) Fractional Shares. Employee's right to exercise this Option shall not include a right to exercise this Option to purchase a fractional share of Stock. If Employee exercises this Option on any date when this Option includes a fractional share of Stock, his or her exercise right shall be rounded down to the nearest whole share of Stock and the fractional share shall be carried forward until that fractional share together with any other fractional shares can be combined to equal a whole share of Stock or this Option expires.

      Section 3. Method of Exercise of Option. Employee may exercise this Option in whole or in part (to the extent this Option is otherwise exercisable under Section 2 with respect to vested shares of Stock) only in accordance with the rules and procedures established from time to time by ASG for the exercise of an Option. The Option Price shall be paid at exercise either in cash, by check acceptable to ASG, by tendering to ASG shares of Stock registered in Employee's name which have been held for at least six months or through any cashless exercise/resale procedure which is

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implemented by a broker unrelated to ASG through a sale of Stock in the open market and which is acceptable to the Committee, or in any combination of these forms of payment.

      Section 4. Delivery and Other Laws. ASG shall deliver appropriate and proper evidence of ownership of any Stock purchased pursuant to the exercise of this Option as soon as practicable after such exercise to the extent such delivery is then permissible under applicable law or rule or regulation, and such delivery shall discharge ASG of all of its duties and responsibilities with respect to this Option.

      Section 5. Nontransferable. Except as expressly authorized by the Committee, no rights granted under this Option shall be transferable by Employee other than by will or by the laws of descent and distribution, and the rights granted under this Option shall be exercisable during Employee's lifetime only by Employee. The person or persons, if any, to whom this Option is transferred by will or by the laws of descent and distribution shall be treated after Employee's death the same as Employee under this Option Certificate.

      Section 6. No Right to Continue Service. Neither the Plan, this Option, nor any related material shall give Employee the right to continue in employment by ASG or shall adversely affect the right of ASG to terminate Employee's employment with or without cause (as determined by the Committee) at any time.

      Section 7. Stockholder Status. Employee shall have no rights as a stockholder with respect to any shares of Stock under this Option until such shares have been duly issued and delivered to Employee, and no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of rights of any kind or description whatsoever respecting such Stock except as expressly set forth in the Plan.

      Section 8. Governing Law. The Plan and this Option shall be governed by the laws of the State of Delaware.

      Section 9. Binding Effect. This Option shall be binding upon ASG and Employee and their respective heirs, executors, administrators and successors.

      Section 10. Tax Withholding. This Option has been granted subject to the condition that Employee consents to whatever action the Committee directs to satisfy the minimum statutory federal and state withholding requirements, if any, which ASG determines are applicable upon the exercise of this Option.

      Section 11. References. Any references to sections (Section) in this Option Certificate shall be to sections (Section) of this Option Certificate unless otherwise expressly stated as part of such reference.

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